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                                                                      EXHIBIT 99

                                 PRESS RELEASE

                       EAGLE GEOPHYSICAL, INC. ANNOUNCES
                    UNREGISTERED $100 MILLION DEBT OFFERING

Houston, Texas - June 29, 1998 - Eagle Geophysical, Inc. (NASDAQ:EGEO) announced today that it proposes to make a private placement of $100 million of new debt securities. These securities will be unsecured senior notes of Eagle Geophysical maturing ten years from the date of issue. The interest rate on these securities has not yet been determined. The purpose of the offering is to pay for upgrades of two seismic data acquisition vessels and to repay borrowings and working capital expended to fund these capital expenditures on an interim basis. The Company anticipates that the closing of the offering will occur in mid July, 1998.

The proposed new debt securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

This press release includes forward-looking statements regarding the present intentions and expectations of management of the Company. Certain factors beyond the Company's control could cause the Company's results to differ materially from those in these forward-looking statements. These factors include general market conditions and prevailing interest rates, industry conditions in the oil and gas industry generally and in the seismic data acquisition industry, operational risks inherent in the Company's business, and government regulation and environmental matters.